Exhibit 99.1

ARES MANAGEMENT, L.P. ANNOUNCES

SENIOR NOTES OFFERING

LOS ANGELES — October 1, 2014 — Ares Management, L.P. (NYSE:ARES) today announced its indirect subsidiary, Ares Finance Co. LLC, intends to offer senior notes (the “notes”), subject to market and other conditions.  The notes will be fully and unconditionally guaranteed by Ares Management, L.P., Ares Holdings Inc., Ares Domestic Holdings Inc., Ares Real Estate Holdings LLC, Ares Holdings L.P., Ares Domestic Holdings L.P., Ares Investments L.P., Ares Real Estate Holdings L.P., Ares Management LLC and Ares Investments Holdings LLC.  The aggregate principal amount of the notes is expected to be approximately $250 million.  Ares intends to use a portion of the net proceeds from the sale of the notes to repay outstanding borrowings under its revolving credit facility and promissory notes issued in connection with a prior acquisition.  Any remaining net proceeds will be used for general corporate purposes, including future strategic acquisitions or related transactions, and to fund growth initiatives.  Ares has entered into a non-binding letter of intent for an acquisition that is not material to its businesses.  There can be no assurance that Ares will enter into a binding agreement or complete such acquisition or any other acquisition.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Contact

Ares Management, L.P.

Carl Drake
(800) 340-6597